Exhibit 99.1

DEL TACO HOLDINGS 1Q15 Earnings Call

May 11, 2015

8:30 AM Playing Prerecorded Call

Operator

Good morning, ladies and gentlemen. Thank you for standing by and welcome to the Del Taco Holdings, Inc. Fiscal First Quarter 2015 Conference Call and Webcast. I would now like to turn the call over to Alexis Tessier of ICR to begin.

Alexis Tessier

Thank you, ___, and thank you all for joining us today. On the call are Larry Levy, Chairman of the Del Taco and LAC boards; Ari Levy, Del Taco Director and LAC President and Chief Investment Officer; and from Del Taco…Paul J.B. Murphy, III, President and Chief Executive Officer; Steven L. Brake, Executive Vice President and Chief Financial Officer; and John D. Cappasola, Jr., Executive Vice President and Chief Brand Officer.

Before we begin I would like to remind everyone that part of our discussion today will include some forward-looking statements. These statements are not guarantees of future performance, and therefore undue reliance should not be placed upon them. We do not undertake to update these forward looking statements at a later date. We refer you to today's earnings press release and the SEC filings filed by Levy Acquisition Corp. for a more detailed discussion of the risks that could impact future operating results and financial condition.

Today’s earnings release also includes non-Generally Accepted Accounting or non-GAAP financial measures such as Adjusted EBITDA. Non-GAAP financial measures should not be considered as alternatives to Generally Accepted Accounting Principles in the United States of America or GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance. We refer you to the reconciliations of the non-GAAP measures to the nearest GAAP measures included in today’s press release.

LAC filed with the Securities and Exchange Commission (SEC) a preliminary proxy statement of Levy Acquisition Corp. in connection with the proposed business combination and will mail a definitive proxy statement and other relevant documents to its stockholders. The proposed merger is subject to stockholder approval.

Today’s earnings release has been prepared to assist interested parties in making their own evaluation of the proposed merger and for no other purpose. The information contained herein does not purport to be all-inclusive. It is for informational purposes only and does not constitute an offer to sell, a solicitation of an offer to buy or a recommendation to purchase any equity, debt or other financial instruments of Del Taco LLC or Levy Acquisition Corp., or any of Del Taco’s or Levy’s affiliate securities, as such term is defined under US Federal Securities Laws.

I would now like to turn the call over to Larry Levy.

Larry Levy, Chairman of the Board

Thank you, Alexis, and thank you to everyone for joining us on the call this morning. We’re very excited about the merger between Levy Acquisition Corp and Del Taco which we expect to close in late June or early July. Levy Acquisition Corp. searched for over a year to find an established and iconic restaurant business, with strong and growing profitability and cash flows, accelerating same store sales, ample opportunities for growth and most importantly, an experienced and talented management team executing an impressive strategy. In finding Del Taco we really hit the center of the bull’s eye. And if that weren’t enough, the food is fantastic.

We will be starting our roadshow later today and look forward to meeting and speaking with many of you over the course of the next few weeks. Ahead of the closing of the transaction, we thought it would be helpful for Del Taco to provide some color on recent business trends, which in our estimation were quite impressive and exceeded our expectations. But first, Ari Levy will provide an update on our new board membership.

Ari Levy, Del Taco Director and LAC President and Chief Investment Officer

Thanks, Larry. As a reminder, back in March we announced that Patrick Walsh and Eileen Aptman would be joining our Board of Directors upon closure of the merger, in addition to Paul Murphy, Larry, and myself.

Today, we are pleased to announce that Joe Stein and Robert “RJ” Melman have also agreed to join the Del Taco board of directors upon closing of the proposed merger.

By way of background, Joe Stein has served in a variety of restaurant executive positions during his over 25 year career with a particular emphasis on financial leadership roles. Joe is currently President of R&J Restaurants, LLC, a Blaze Pizza franchise since August 2013. He has held senior roles including Senior Vice President and Chief Financial Officer at El Pollo Loco, Chief Strategic and Financial Officer at Rubio’s Restaurants, Chief Financial Officer at CKE Restaurants, and Executive Vice President and Chief Administrative Officer of Checkers Drive-In Restaurants. He is currently on the board of Ignite Restaurants, where he serves as the Chairman of the Compensation Committee, and on the board of the Orange County affiliate of the Susan G. Komen Foundation, a non-profit charity. He has experience as the Chairman of the Audit Committee on a public company board and we expect him to fill that role here.

R.J. Melman is a managing partner of Lettuce Entertain You Enterprises and a member of its executive committee. LEYE is one of the most highly regarded multi-concept restaurant companies in the country with more than 90 restaurants compromised of 51 individual concepts. RJ has played many roles within the organization, including the general manager of LEYE’s iconic first restaurant, R.J. Grunts. He has also served as a consultant to a variety of restaurant projects outside of the company.

Putting this all together, our Del Taco board upon closing of the merger will be comprised of seven individuals: Larry Levy, myself, Patrick Walsh, Eileen Aptman, Joe Stein, RJ Melman, and Paul Murphy. We believe this is the right group of people to work with the management team to move the Del Taco brand forward.

I would now like to turn the call over to Paul.

Paul Murphy, President and Chief Executive Officer

Thanks, Ari.

To give some context for those that might be new to the Del Taco story, I thought it would be helpful to provide a little background on our brand before we discuss the first quarter itself. We started in 1964 with a single restaurant in Yermo, CA, and today have grown to be the second largest Mexican quick service restaurant concept in the country with approximately 550 restaurants in 16 states. Slightly more than half of our restaurants are company owned and the remainder are operated by franchisees. With a potential footprint of over 2,000 restaurants across the country, there is a significant whitespace opportunity ahead of us.

Del Taco is well positioned, competing in what we call the QSR+ space which combines the best attributes of Fast Casual and Quick Service restaurants. Our Brand position is “we start with fresh and serve with value” and we bring it to life by offering the high-quality food prepared in working kitchens that customers have come to expect from Fast Casual brands, with the speed, convenience and value typical of QSR. This QSR+ model allows us to compete for share of wallet with restaurants in both the Fast Casual and QSR segments.

In order to highlight our -Quality/Value positioning and bring our latent strengths of freshness, quality, and our working kitchen to the forefront of consumers’ minds, we launched our Combined Solutions strategy in the spring of 2013. Combined Solutions was designed to achieve reappraisal of the brand at every touch point. It begins with our operations and improving the guest experience at our restaurants, and moves through each aspect of the brand experience from advertising, to menu, to product innovation, to restaurant image.

We set out to induce dramatic and enduring growth by changing the perception of the brand, and we’re seeing strong same store sales growth and consistent traffic gains that we believe are driven by improvement in our quality and freshness perceptions and in our key guest experience ratings. The results thus far have been exciting and we believe things will only improve as the strategy continues to build momentum.

I’d now like to turn the call over to John Cappasola, our Chief Brand Officer, who will speak in more detail about some of the Combined Solutions initiatives driving our strong first quarter results.

John Cappasola, Chief Brand Officer

Thank you.

As Paul laid out, the Combined Solutions strategy is our foundation and has driven consistent improvements in our key performance indicators. In addition to achieving our 6th consecutive quarter of positive system same store sales and traffic growth, we achieved our 7th consecutive quarter of improvement on Overall Guest Satisfaction, reflecting broad gains in Service, Product and Appearance.

We had several initiatives during the quarter targeting operations in order to complement our elevated positioning with improved guest experiences.

We continued to place a significant amount of effort into developing our restaurant teams, particularly as it relates to consistency of execution, speed with service during peak periods, and elevating guest experiences to deliver our every guest leaves happy ideal.

We hosted over 500 General Managers at our GM Boot Camps where we launched our new Team Leader and Shift Manager training curriculum. We believe that this new training will enable consistent operations leadership across all shifts and day-parts to deliver great restaurant experiences.

We also started the deployment of an electronic based Learning Management System that will set a higher standard for training and people development at Del Taco. This foundational initiative will improve the manner in which we train and will provide us with real time reporting on our effectiveness. We expect to complete the rollout system-wide in Q4.

In addition to the focus on developing our existing team members, we also launched a project that will emphasize quality and consistency of future employees. We are implementing a workforce management system designed to improve our recruiting efforts and streamline our on boarding administrative processes.

Now I’ll shift gears to discuss the key initiatives that drove the brand side of our combined solutions strategy. In Q1 we continued to build our momentum through the targeted use of our menu strategy, emphasis on our food platforms paired with new product development, and our focus on growing key day-parts.

We demonstrated the full complement of our menu strategy during the first quarter as we focused on seasonally relevant food platforms and menu items that attract a broad base of users.

We started the year by marketing the Buck and Under Menu, which was refreshed by adding two new items for $1: Chili Cheese Nachos and Salsa Verde Nachos, both featuring delicious tortilla chips deep-fried in restaurant. These items are reflective of the strong price and variety that the platform offers to both value oriented QSR users and those looking to round out their order. The focus on new $1 items helped to increase both average check and margins associated with Buck and Under transactions, while also driving restaurant traffic growth.

In addition, we also promoted mid-tier and premium menu items in Q1, which command higher average checks, achieve better than average margin % and further our QSR+ positioning. Beginning in February and for a limited time only, we expanded our seafood platforms by bringing back our Crispy Shrimp which we highlighted in a Taco and Epic Burrito build. We also promoted our Beer Battered Fish Taco and a new Guacamole version. These items drove strong performance and really resonated with our guests, particularly during the Lenten season which began two weeks earlier in 2015 compared to 2014, providing a slight same store sales boost to our first quarter.

Our last initiative that I’ll discuss today is day-part expansion, with the current focus on breakfast and late night. The breakfast day-part, which has been our top performing day-part over the past 12 periods, continued to lead all day-parts in regards to same store sales growth in Q1. We still see a big opportunity to improve sales during breakfast by reinforcing fresh ingredients, promoting value, and introducing new mid-tier and premium products. In addition to breakfast, we will layer on a renewed focus on Late Night, leveraging our 24-hour service model in most restaurants. We look for Late Night to deliver same store sales upside with a focused campaign this summer.

Looking ahead to the second quarter, we will seek to continue driving strong guest trial though product innovation as a key part of our brand positioning. We recently added 2 more items to the Buck and Under menu: the Salsa Fresca Chicken Taco and the Chicken Roller. Both are prepared with marinated chicken freshly grilled in our restaurants and are priced to wow our guests.

By the end of the second quarter, we intend to launch freshly sliced avocado across the system, expanding our already differentiated fresh ingredient line up and furthering our quality position. We will highlight freshly sliced avocadoes in the form of a New Epic Burrito and guests will be able to add slices of avocado to existing items across the Del Taco menu, enhancing the flavor profile and keeping them coming back, all while boosting check and margin.

As you can see, our initiatives play a key part in our brand strategy to embed our QSR+ positioning and enhance the guest experience, thereby generating improved operating results. Now, I’d like to turn the call over to our Chief Financial Officer, Steve Brake, who will go over the quarterly results in detail.

Steve Brake, Chief Financial Officer

Thanks, John.

In the first quarter ended March 24, 2015, company restaurant sales increased 9.0% year-over-year to $90.9 million from $83.4 million in the year ago first quarter. The increase was driven predominately by same store sales growth at Company-operated restaurants of 7.9%, as well as new units not yet in the comparable base. The first quarter company same store sales growth represents the 11th consecutive quarter of gains and included a 3.9% increase in traffic, and each of the recent eight quarters included positive traffic for Company-operated restaurants.

Franchise revenue in the first quarter of 2015 was $3.0 million, an increase of 8.4% over the prior year period primarily driven by Franchise same store sales growth of 7.5% in the first quarter.

System-wide same store sales increased 7.7%, marking the 6th consecutive quarter of system gains, with all six recent quarters including positive traffic. These results lapped system-wide same store sales of 4.3% during the first quarter of 2014, resulting in a two-year trend of 12.0%.

Total first quarter revenue was $94.4 million, an increase of 8.9% over the $86.7 million in the prior year first quarter.

Now turning to expenses.

Food and paper costs were $26.0 million in the first quarter, up 5% from $24.7 million in the prior year. As a percentage of company restaurant sales, food and paper costs decreased approximately 110 basis points year-over-year from 29.7% to 28.6%.

This improvement was driven by the impact of modest menu price increases and slight food basket deflation during the first quarter compared to prior year, primarily due to lapping elevated block cheddar cheese pricing in early 2014 and the impact of a favorable beverage contract renewal that occurred in mid-2014. As we move into the second quarter this food percentage reduction will moderate as we lap normalized cheddar cheese pricing that was secured by the second quarter of 2014, and due to a very favorable taco meat contract which lapsed in April 2015, resulting in a sequentially higher taco meat price beginning in the second quarter.

We have a majority of our food basket locked for 2015 and anticipate full year commodity inflation between 1.0% and 2.0% principally driven by beef and this inflation will primarily impact us in the second through fourth quarters due to the dynamics noted above.

Labor and related expenses were $27.9 million versus $25.8 million in the first quarter of last year, an increase of 8.2%. As a percentage of company restaurant sales, labor costs decreased from 30.9% to 30.7%, an improvement of approximately 20 basis points year-over-year driven by the impact of modest menu price increases, the same store sales increase in traffic which leverages the fixed components of labor and reduced worker’s compensation expense, partially offset by the impact of an increased California minimum wage that became effective July 1, 2014.

Occupancy and other operating expenses increased by 8.0% year-over-year to $20.0 million compared to $18.5 million in the first quarter of 2014. As a percentage of company restaurant sales, occupancy and other operating expenses decreased by approximately 20 basis points year-over-year to 22.0%. This decrease was driven by strong same store sales performance that created leverage across the fixed elements within our cost structure.

As a result of this top line and cost side performance, restaurant contribution increased 18.3% year-over-year to $16.9 million from $14.3 million in the prior year first quarter, with restaurant contribution margin improving approximately 140 basis points to 18.6% in 2015 compared to 17.2% in 2014.

General and administrative expenses increased by $1.3 million to $7.3 million versus $6.0 million in the first quarter of 2014. As a percentage of total revenue, G&A expenses increased by approximately 70 basis points year-over-year to 7.7%. The increase in dollars and as a percentage was primarily driven by additional compensation and related expense, increased bonus expense related to financial performance and increased stock-based compensation due to accelerated vesting of management equity in connection with the Step 1 equity investment that closed on March 20, 2015.

Adjusted EBITDA in the first quarter of 2015 was $13.2 million, an increase of 12.7% from the $11.7 million earned in the first quarter of 2014. As a percentage of total revenues, adjusted EBITDA margin was 14.0%, up approximately 50 basis points from 13.5% in the prior year period.

Depreciation and amortization expenses decreased 17.3% to $3.8 million as compared to $4.6 million in the prior year period. As a percentage of total revenue, D&A improved by approximately 130 basis points year-over-year to 4.0% and this decrease was driven by assets that became fully depreciated during the past year.

Pre-opening costs were consistent at $0.1 million during the first quarter of 2015 and 2014 based on a comparable level of pre-opening activity each year.

Income from operations was $8.7 million in the first quarter of 2015, up 33.6% from the $6.6 million earned in the first quarter of 2014.

Interest expense was $6.8 million in the first quarter of 2015, down $1.2 million from the $8.0 million in the first quarter of 2014. The interest reduction primarily stems from our April 2014 refinance whereby we increased the term loan under our senior credit facility by $62 million and reduced its effective interest rate by 75 bps, and used these proceeds to partially redeem our 13% subordinated notes by $62 million. Secondarily, the reduction stems from the elimination of all our subordinated notes in connection with Step 1 of our transaction which closed late in the first quarter on March 20, 2015. This $111.2 million subordinated note redemption will drive a significant reduction in our interest expense as we move forward during 2015.

In addition, during the first quarter we incurred $6.3 million of transaction-related costs that consist of direct costs incurred in connection with our two-step transaction.

Provision for income taxes was $0.5 million during the first quarter of 2015 as compared to $0.4 million during the first quarter of 2014.

This resulted in a net loss in the quarter of $4.9 million compared to a loss of $1.9 million in the first quarter of 2014.

Before turning the call back to Paul for closing remarks, I will add that recently two new company restaurants opened in the second quarter – one in Irvine, CA and one in Marietta, GA and they are both off to a strong start.

Paul Murphy, President and Chief Executive Officer

Thanks, Steve. We believe our strong operating results in the first quarter are a testament to the hard work put in by each and every employee to implement our Combined Solutions strategy. We have repositioned the brand, bringing in focus our fresh ingredients and made to order menu alongside our value, speed and convenience. This elevated brand promise guides all of our decisions.

As soon as we signed the transaction documents with the Levy team in March, we immediately began working together on strategy issues and priorities for the future. Nobody is waiting for this merger to be completed; we’ve already hit the ground running. Together with the Levy team, we are ready to begin our next phase of growth.

Thank you for your interest in our company and we look forward to speaking with you soon.